UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 18, 2008

Oracle Corporation

(Exact name of registrant as specified in charter)

Delaware	000-51788	54-2185193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Oracle Parkway, Redwood City, California 94065

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 506-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

$2,000,000,000 364-Day Revolving Credit Agreement

On March 18, 2008, Oracle Corporation (“Oracle”) entered into a $2,000,000,000 364-Day Revolving Credit Agreement (the “Credit Agreement”) among Oracle; the lenders named therein; Wachovia Bank, National Association (“Wachovia”), as administrative agent; Bank of America, N.A., as syndication agent; the documentation agents named therein; and Wachovia Capital Markets, LLC, as joint lead arranger and sole bookrunner and Banc of America Securities LLC, as joint lead arranger.

The Credit Agreement provides for an unsecured $2,000,000,000 364-day revolving credit facility (the “Facility”) to Oracle in order to backstop any commercial paper that Oracle may issue and for working capital and other general corporate purposes. Subject to certain conditions stated in the Credit Agreement, Oracle may borrow, prepay and reborrow amounts under the Facility at any time during the term of the Credit Agreement. All amounts under the Credit Agreement are due on March 17, 2009, unless (i) the commitments are terminated earlier either at the request of Oracle or, if an event of default occurs, by the lenders (or automatically in the case of certain bankruptcy-related events) or (ii) the Facility is extended as described below. Interest is based on either (a) a LIBOR-based formula or (b) a formula based on Wachovia’s prime rate or on the federal funds effective rate. Oracle may, upon the agreement of either then existing lenders or of additional banks not currently party to the Credit Agreement, extend the termination date of the Facility by an additional 364 days. The Facility may be extended in this manner up to two times in succession.

The Credit Agreement contains certain customary representations and warranties, covenants and events of default, including the requirement that the total net debt to total capitalization ratio of Oracle not exceed 45%. If any of the events of default occur and are not cured within applicable grace periods or waived, any unpaid amounts under the Credit Agreement may be declared immediately due and payable and the commitments may be terminated.

At this time, Oracle has not borrowed any funds under the Credit Agreement.

The description above is a summary and is qualified in its entirety by the Credit Agreement which is filed as Exhibit 10.29 to this report. Certain lenders under the Credit Agreement, or one or more of their affiliates or branches, have provided investment banking and trustee/paying agency services to Oracle, are lenders or agents under other credit facilities of Oracle or provide Oracle and its subsidiaries with cash management services, foreign exchange services, global custody agent services and fixed income brokerage services.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Increase of Commercial Paper Program Capacity to $5,000,000,000

On March 18, 2008, Oracle increased the size of its commercial paper program (“CP Program”) capacity from $3,000,000,000 to $5,000,000,000. The dealer agreements with each of Banc of America Securities LLC, JP Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch Money Markets Inc. and Merrill Lynch Pierce, Fenner & Smith Incorporated and the Issuing and Paying Agency Agreement with JPMorgan Chase Bank, National Association, remain in effect and are filed as Exhibits 10.1 and 10.2, respectively, to the Current Report on Form 8-K of Oracle Corporation previously filed with the SEC on February 9, 2006.

No commercial paper notes are currently outstanding under the CP Program.

$2,000,000,000 364-Day Revolving Credit Agreement

Please see Item 1.01, above.

Item 8.01	Other Events

On pages 79 and 80 of the Annual Report on Form 10–K of Oracle for the fiscal year ended May 31, 2007, filed with the United States Securities and Exchange Commission on June 29, 2007, Oracle disclosed that it had engaged an independent valuation firm to assist in management’s determination of the fair value of the intangible assets acquired and support obligations assumed in Oracle’s acquisition of Hyperion Solutions Corporation. The name of this independent valuation firm is Duff & Phelps, LLC. Management is responsible for Oracle’s consolidated financial statements.

A copy of the consent of Duff & Phelps, LLC to be named in this Current Report and for such reference to Duff & Phelps, LLC in this Current Report to be incorporated by reference into the registration statements of Oracle filed under the Securities Act of 1933, as amended, is attached as Exhibit 99.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.29	$2,000,000,000 364-Day Revolving Credit Agreement dated as of March 18, 2008, among Oracle Corporation and the lenders and agents named therein.

99.1	Consent of Duff & Phelps, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORACLE CORPORATION

Date: March 19, 2008	By:	/s/ Safra A. Catz
	Name:	Safra A. Catz
	Title:	President and Chief Financial Officer